Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Advantage Municipal Income Trust II of our report dated April 28, 2026, relating to the financial statements and financial highlights which appears in Invesco Advantage Municipal Income Trust II Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

August 21, 2026